EXHIBIT 10.5.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT is entered into as of January 22, 2002, by and between ANGEION CORPORATION, a Minnesota corporation (“Angeion”), and CHF SOLUTIONS INC., a Delaware corporation (“Subtenant”).

RECITALS:

Angeion is the “Tenant” of approximately 29,042 square feet of space (the “Premises”) within a building located in Northland Interstate Business Center IV, which building has an address of 7601 Northland Drive, Brooklyn Park, Hennepin County, Minnesota (the “Building”), pursuant to that certain Lease Agreement dated June 27, 1997, amended by that certain Lease Amendment One dated as of March 23, 1998, and further amended by that certain Lease Amendment Two dated as of May 1, 2000 (collectively, the “Prime Lease”), whereby Minnesota Industrial Properties Limited Partnership is the successor in interest to Ryan Companies US, Inc., which was the original “Landlord” (“Prime Landlord”).

Subtenant desires to sublease the Premises from Angeion, and Angeion is willing to sublet the Premises to Subtenant, pursuant to the terms of this Sublease.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Sublease.  Angeion hereby subleases the Premises to Subtenant pursuant to the terms and conditions of this Sublease and subject to the terms and conditions of the Prime Lease, a true and correct copy of which is attached as Exhibit A.

2.     Prime Lease.  Except as may be inconsistent with the terms of this Sublease, all terms, covenants, conditions, provisions and agreements of the Prime Lease shall be applicable to this Agreement with the same force and effect as if Angeion were the Landlord and Subtenant were the Tenant under the Prime Lease.  Subtenant shall keep and perform promptly each of the terms, covenants, conditions, provisions and agreements of the Tenant under the Prime Lease, except for those provisions which, under the terms of this Sublease, Angeion is to keep or perform.  A default by Subtenant under the terms of the Prime Lease shall constitute a default by Subtenant under the terms of this Sublease.  Notwithstanding anything in this Sublease to the contrary, the only services or rights to which Subtenant is entitled pursuant to this Sublease are those to which Angeion is entitled under the Prime Lease, and for all such services and rights, Subtenant will look to Prime Landlord and Angeion hereby authorizes Subtenant to communicate directly with Prime Landlord regarding the same, provided, however, that Subtenant will provide Angeion with (a) a copy of any written notice Subtenant provides to Prime Landlord or which Prime Landlord provides to Subtenant, and (b) notice of any unwritten communication to or with Prime Landlord, each of which shall be provided no later than 24 hours following such notice to or communication to or with Prime Landlord.  Subtenant represents that it has read and is familiar with the terms of the Prime Lease.  In the event (i) Prime Landlord requires Angeion to make application on Subtenant’s behalf with respect to any matter regarding the Prime Lease and (ii) Angeion is provided with written notice of such requirement, Angeion shall use commercially reasonable efforts, at Subtenant’s expense, to make any such application.  Angeion shall also use commercially reasonable efforts, at Subtenant’s expense, to join in any effort of Subtenant to enforce the terms of the Prime Lease against Prime Landlord to the extent the Prime Landlord is not performing an obligation under the Prime Lease which Prime Landlord is obligated to perform pursuant to the Prime Lease.  In the event Prime Landlord fails or refuses to comply with any of the terms of the Prime Lease affecting the Subleased Premises or the use or occupancy thereof by Subtenant, Subtenant may, to the extent permitted by applicable law, in its own name (and, if necessary, in the name of Angeion provided that Angeion has consented to the same, which consent Angeion will not unreasonably withhold or delay) compel performance by Prime Landlord of Prime Landlord’s obligations under the terms and provisions of the Prime Lease, and Angeion shall reasonably cooperate with Subtenant in connection therewith.  Angeion shall, if requested in writing by Subtenant, commence legal proceedings, with counsel reasonably acceptable to Subtenant, against Prime Landlord to compel Prime Landlord to perform under the Prime Lease.  Subtenant shall reimburse Angeion for all reasonable costs, including reasonable attorneys’ fees, that Angeion incurs, if (i) Angeion commences legal proceedings for the benefit of Subtenant under this Sublease; or (ii) Angeion commences any legal proceeding in the name of Angeion.

3.     Term.  The term of the Sublease (“Term”) shall commence as of February 1, 2002 (“Commencement Date”) and terminate as of February 29, 2008, the termination date of the Prime Lease.  Notwithstanding the foregoing, if the Prime Lease is earlier terminated for any reason except (a) Subtenant’s default under the terms of this Sublease or (b) Angeion’s default under the terms of this Sublease, this Sublease shall terminate as of the termination of the Prime Lease.

4.     Base Rent.  Subtenant shall pay Angeion base rent in the monthly amounts set forth on Exhibit B attached to this Sublease, which monthly amounts are due and payable on the first day of each month for each successive month during the Term (“Base Rent”).  Subtenant shall not be obligated to pay the rental amount described in Section 1.03 of the Prime Lease (“Prime Lease Base Rent”).

5.     Additional Rent.  Subtenant shall also pay Angeion as and for Additional Rent, the monthly amounts owing to Prime Landlord pursuant to the Prime Lease for Operating Expenses and Additional Taxes as described in Sections 5 and 6 of the Prime Lease (“Prime Lease Additional Rent”).  Angeion shall provide to Subtenant all information Angeion receives from Prime Landlord concerning amounts charged for Additional Rent.  Subtenant may exercise any rights of the Tenant under the Prime Lease regarding audit or contest of Prime Lease Additional Rent, subject to the terms and conditions of Section 2 of this Sublease.  Subtenant and Angeion hereby acknowledge and agree that Prime Lease Additional Rent is a “pass through” amount to be paid by Subtenant to Angeion and which Angeion will pay to Prime Landlord.

6.     Utilities and Services.  Angeion and Subtenant hereby acknowledge that all utilities are separately metered to the Premises.  Pursuant to Section 9 of the Prime Lease, Subtenant shall pay directly to the provider of any utility(ies) all charges for the same, on or before the date such payment(s) are due.

7.     Use.  The Premises shall be used only in accordance with the terms and conditions of Section 4 of the Prime Lease.

8.     Alterations and Improvements.  Subtenant may not make alterations, additions or improvements to the Premises during the Term of this Sublease, except (a) pursuant to the terms and conditions of the Prime Lease, including without limitation, Section 8.1, Section 11(1), Section 11(J), and Section 12(B), and (b) with the prior written consent of both Prime Landlord and Angeion, in the form otherwise required pursuant to Section 11(1) of the Prime Lease, which consent Angeion will not unreasonably withhold.

9.     Insurance.  Subtenant shall comply with the insurance requirements set forth in Section 11 M of the Prime Lease and Section 18 of the Prime Lease, provided, however, that any insurance policy shall also name Angeion as a named insured.  On or before the Commencement Date, Subtenant shall provide to Angeion written evidence of such insurance coverage, in the form of a certificate of insurance evidencing a policy.

10.   Indemnification.  In addition to any indemnification and hold harmless agreements set forth in the Prime Lease and except to the extent of Angeion’s gross negligence or willful or wanton acts, Subtenant hereby agrees to pay and to protect, indemnify and hold Angeion, its contractors, employees, officers, partners and shareholders harmless from and against any liabilities, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature whatsoever brought, made or otherwise claimed by any person or entity (including Subtenant, which hereby specifically releases Angeion from the same) and (a) resulting from any failure of Subtenant to comply with the terms of this Sublease or the Prime Lease and/or (b) arising from injuries to and/or death of persons and/or damage to property on or from the Premises or the Building or the parking lot serving the Building or the grounds upon which the Building is situated.  In any suit, proceeding, demand or action as to which Angeion may seek indemnity from Subtenant, upon written notice from Angeion of the commencement of such suit, proceeding, demand or action, Subtenant will assume the defense thereof with counsel reasonably satisfactory to Angeion.  Angeion hereby agrees to indemnify and hold Subtenant, its contractors, employees, officers, partners and shareholders harmless from and against any and all costs, damages, claims, liabilities and expenses (including reasonable attorneys’ fees) suffered by or claimed against Subtenant, resulting from (i) the gross negligence of Angeion, or its employees or contractors in the Premises, or (ii) any failure of Angeion to comply with the terms of this Sublease or the Prime Lease, except where Angeion’s failure to so comply results from Subtenant’s failure to comply with the terms of this Sublease or the Prime Lease.

11.   As Is Condition.  Subtenant hereby acknowledges that Angeion is leasing the Premises AS IS.  Subtenant specifically agrees that Angeion has no obligation to make any improvement, alteration or repair to the Premises.  Subtenant is acquainted with the condition of the Premises and the parking available to the Premises and accepts the same in their AS IS condition.  Subtenant hereby releases Angeion from any and all liability regarding the condition of the Premises.  Subtenant further covenants to comply with all requirements regarding the condition of the Premises as of the termination of the Sublease, pursuant to the terms and conditions of the Prime Lease, including without limitation the provisions of Section 1lE of the Prime Lease.

12.   Further Assignment/Subletting.  Subtenant shall have no right to assign this Sublease or further sublet the Premises, in whole or in part, except (a) to an entity wholly owned or controlled by Subtenant, controlling Subtenant, or under common control with Subtenant, (b) with Angeion’s prior written consent, which consent shall not be unreasonably withheld or delayed, and (c) with Prime Landlord’s prior written consent pursuant to Section 11 (F) of the Prime Lease.  Any attempt to assign this Sublease or further sublet the Premises other than pursuant to the preceding sentence shall be an immediate default of this Sublease.  Any approved subletting of the Premises or assignment of this Sublease pursuant to this Section 12 shall not be deemed to release Subtenant from the payment and performance of any of its obligations under this Sublease.

13.   Security Deposit.  Upon the execution of this Sublease, Subtenant shall deposit with First American Title Insurance Corporation (“Escrow Agent”) the amount of One Hundred Forty–Five Thousand Two Hundred Ten Dollars ($145,210) (the “Original Escrow Amount”), to be held by Escrow Agent pursuant to the terms and conditions of the Escrow Agreement attached to this Sublease as Exhibit C (the “Escrow Agreement”).  During the term of the Escrow Agreement, the Original Escrow Amount shall be the “Security Deposit” pursuant to this Section 13.  Upon distribution of the Original Escrow Amount pursuant to the terms and conditions of the Escrow Agreement, an amount equal to the total of (a) one month of the monthly Base Rent then payable pursuant to this Sublease (but in no event less than the monthly Base Rent payable as of June 1, 2003) and (b) the estimated Additional Rent payable pursuant to this Sublease in the month in which the Original Escrow Amount is distributed under the Escrow Agreement, which aggregate amount shall (i) be paid directly to Angeion and (ii) be held as the Security Deposit pursuant to this Section 13 until the expiration or earlier termination of this Sublease.  The Security Deposit is to be held by Escrow Agent and/or Angeion, as the case may be, to secure the faithful performance of all the terms, covenants and conditions of this Sublease to be performed by Subtenant.  If Subtenant shall default with respect to any covenant or provision hereof and fail to cure such default within applicable time periods, Angeion may use, apply or retain all or any portion of the Security Deposit to cure such default or to compensate Angeion for any loss or damage which Angeion may suffer thereby.  If Angeion so uses or applies all or any portion of the Security Deposit, Subtenant shall within thirty (30) days after the date of Angeion’s written demand deposit cash with Escrow Agent and/or Angeion, as the case may be, in an amount sufficient to restore the Security Deposit to the full amount(s) set forth in this Section 13.  Following the distribution of the Original Escrow Amount, Angeion shall not be required to keep the Security Deposit separate from its general accounts and Subtenant shall not be entitled to interest on the Security Deposit.  Within thirty (30) days after the expiration of the Lease Term and the vacation of the Premises by Subtenant, the Security Deposit, or such part as has not been applied to cure any default, shall be returned to Subtenant.  In the event of any bankruptcy or other proceeding initiated by or against Subtenant, it is agreed that all such Security Deposit held hereunder shall be deemed to be applied by Angeion to Base Rent, Additional Rent, and any other charges due from Subtenant to Angeion for the last month of the Term and each preceding month until such Security Deposit is fully applied.

14.   Notices.  Any notice to be given by a party to this Agreement must be in writing and either personally delivered, be sent by registered or certified mail, or sent by a nationally recognized overnight courier that issues a receipt to the other parties in this Section (or to such other address as may be designated by notice to the other parties).  Notices personally delivered are deemed delivered (i) on the date of personally received by the recipient; (ii) three (3) business days after the date that the notice is deposited with the U.S. Postal Service; or (iii) one (1) business day after the date that the notice is deposed with a nationally recognized courier that issues a receipt to the other parties.  Refusal to accept delivery is deemed acceptance of the notice.

If to Angeion:

Angeion Corporation
350 Oak Grove Parkway
St. Paul, MN 55127
Attention: Rex Fasching

With a copy to:

Lindquist & Vennum P.L.L.P.
4200 IDS Center
Minneapolis, MN 55402
Attention: Debra K. Page, Esq.

If to Subtenant:

CHF Solutions, Inc.
Northland Interstate Business Center IV
7601 Northland Drive
Brooklyn Park, MN 55428
Attention: Robert A. Garee

With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500
Minneapolis, MN 55402
Attention: Ken Cutler, Esq.

15.   Prime Lease Not Applicable.  Angeion and Subtenant agree that, in addition to any other amendment of the terms of the Prime Lease described above, the terms and conditions of the Prime Lease which are specifically not applicable to this Sublease are as follows:

Section 1.2 (“First Option to Expand”);

Section 1.3 (“Second Option to Expand”);

Section 1.4 (“Right of First Refusal”);

Section 1.5 (“Market Rent”);

Section 2.2 (“Option to Extend”);

The first paragraph of Section 8.1 (“Leasehold Improvements”)

Section 8.2 (regarding construction allowance);

Section 8.3 (“Early Access”);

Section 16 (“Delay in Possession”);

Section 32 (“Brokers”);

Section 36B (regarding occupancy of 3540 Annapolis Lane premises)

all of Article 1 (“Construction”) of the Addendum to Lease;

all of Exhibit D (“Leasehold Improvements Plans and Specifications”); and

all of Exhibit E (regarding the construction schedule for leasehold improvements).

16.   Costs of Enforcement.  In event of any breach of this Sublease by either party, the breaching party shall reimburse the non-breaching party for all of the breaching party’s costs, disbursements and reasonable attorneys’ fees incurred in enforcing or attempting to enforce the terms of the Sublease.

17.   Brokers.  The parties hereby agree that Griffin Companies has acted as Angeion’s broker and Roseville Properties has acted as Subtenant’s broker in connection with this Sublease (collectively, the “Brokers”).  Angeion shall pay Griffin Companies a fee for its services, a portion of which shall be paid to Roseville Properties, pursuant to agreement between the Brokers.  Angeion shall be solely responsible for the payment of the brokerage commission to Griffin Companies and Subtenant shall have no responsibility for the same.  Angeion and Subtenant warrant and represent that they have dealt with no real estate broker in connection with this Sublease other than the Brokers.  No other broker is entitled to any commission on account of this Sublease. The party who breaches this warranty will defend, hold harmless and indemnify the other from any loss, damage or expense, including reasonable attorneys’ fees, arising from the breach.

18.   All Agreements Included.  This instrument embodies all of the agreements between the parties hereto respecting the Premises.  Any subsequent changes and modifications shall be embodied in a written instrument duly executed by both Angeion and Subtenant.

19.   Title and Possession.  Subject to receipt of the attached Prime Landlord’s Consent, Angeion covenants and agrees that it has full right and authority to enter into this Sublease for the full Term hereof, and that Subtenant, upon paying the Base Rent, Additional Rent and other sums provided herein, and upon performing the duties, covenants, agreements and obligations hereof, and upon keeping and obeying all of the restrictions, conditions and provisions hereof, will have, hold and enjoy quiet possession of the Premises for the Term herein granted.

20.   Prime Landlord Consent.  This Sublease is contingent upon approval by Prime Landlord manifested by Prime Landlord’s execution of the Consent attached hereto.  Unless and until Prime Landlord executes the Consent, this Sublease is of no force or effect, and the parties hereto have no liability or obligation to each other.

21.   Damage, Destruction, Condemnation.  In the event of damage or destruction of the Premises or the taking of all or any part thereof under the power of eminent domain, this Sublease will terminate if the Prime Lease is terminated as a result thereof, and the rent payable hereunder will abate for as long as and in the same proportion as the Rent due from Angeion to Prime Landlord under the Prime Lease abates as a result thereof.  If this Sublease is not so terminated, the provisions of the Prime Lease with regard to restoration of the Premises shall control.

23.           Successors and Assigns.  All of the terms, covenants, provisions and conditions of this Sublease are binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

24.           Estoppel.  Angeion hereby certifies to Subtenant, its successors and assigns, as follows:

a.             The Prime Lease is in full force and effect.

b.             The rent and other charges due under the Prime Lease are currently paid in full.

c.             There are no present defaults under the terms and conditions of the Prime Lease.

d.             The expiration date of the Prime Lease is February 29, 2008.

e.             Subtenant is not required to remove, at any time, any improvements, alterations or additions in the Premises constructed or installed by Angeion, including, without limitation, the mezzanine discussed in Section 11(I) of the Prime Lease, which was not constructed and does not exist.

IN AGREEMENT, the parties have executed this Sublease Agreement as of the date first above written.

ANGEION CORPORATION		CHF SOLUTIONS, INC.

By:	/s/ Richard E. Jahnke	By:	/s/ John Erb
Its:	President and CEO	Its:	CEO

CONSENT

Minnesota Industrial Properties Limited Partnership, as successor in interest to Ryan Companies US, Inc., the Landlord under the Prime Lease referred to above (“Prime Landlord”), hereby consents to the foregoing Sublease Agreement (“Sublease”) between Angeion Corporation (“Angeion”) and CHF Solutions, Inc. (“Subtenant”), provided, however, that: (a) such consent shall not release or discharge Angeion from liability for all of the obligations to be performed by Angeion under the Prime Lease, nor shall such consent amend or modify any of the obligations of Angeion under the Prime Lease; and (b) such consent shall not be construed as the consent of the undersigned to any further or additional subletting of all or any part of the Premises subject to the Prime Lease.

To the best of Prime Landlord’s knowledge, no default by Angeion in the performance of the Prime Lease exists on the date hereof, and no event has occurred which, after the passage of time or expiration of any notice, grace or right to cure period, would constitute a default under the Prime Lease.

Each of Prime Landlord and Subtenant hereby releases the other from any liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by any of the all risk casualties insurable under an all risk property insurance policy, even if such casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.

Prime Landlord hereby acknowledges that the Sublease permits and directs Subtenant to deal directly with Prime Landlord as to any matter regarding the Premises and/or the Prime Lease and Prime Landlord hereby consents to such direct communications from Subtenant.  Prime Landlord shall deliver a copy to Subtenant of any notice given by Prime Landlord to, or any notice received by Prime Landlord from, Angeion.  Prime Landlord shall not, as long as Subtenant is not in default under the Prime Lease or the Sublease, disturb Subtenant’s possession of the Premises.  Prime Landlord hereby certifies to Subtenant, its successors and assigns, as follows:

a.	The Prime Lease is in full force and effect.

b.	The rent and other charges due under the Prime Lease are currently paid in full.

c.	There are no present defaults under the terms and conditions of the Lease.

d.

Prime Landlord is the owner in fee of the Premises.  The Premises are subject to no mortgages, deeds of trust or other voluntary liens which would entitle the holder thereof to interfere with or disturb the tenant’s use or enjoyment of the Premises or the exercise of the tenant’s rights under the Prime Lease, as long as the tenant is not in default thereunder beyond any applicable cure period.

e.	The expiration date of the Prime Lease is February 29, 2008.

f.

Subtenant is not required to remove, at any time, any improvements, alterations or additions in the Premises constructed or installed by Angeion, including, without limitation, the mezzanine discussed in Section 11(I) of the Prime Lease.

g.

Promptly following the execution of this Consent, Prime Landlord shall cause the Premises and the Building to comply with all applicable municipal, state and other local codes and laws.  Prime Landlord hereby specifically agrees to install a fire door in the “dead end” corridor of the Premises or to take such other action as may be necessary to bring the Premises within fire and other safety codes for the City of Brooklyn Park.

MINNESOTA INDUSTRIAL PROPERTIES LIMITED PARTNERSHIP, a Minnesota limited partnership

By:	RASB Industrial, LLC, a Minnesota limited partnership
Its:	General Partner

By:	/s/ Richard E. Jahnke
Its:	President and CEO

CHF SOLUTIONS, INC.

By:	/s/ John Erb
Its:	CEO